FIRST LOOK AGREEMENT

Agreement dated as of June 20, 2000 ("Agreement") between THE LITTLE FILM COMPANY, INC. ("Lender"), a Delaware corporation, and OVERSEAS FILMGROUP, INC. ("Company"), a Delaware corporation.

1. ENGAGEMENT: Lender agrees to submit to Company in accordance with the terms and conditions hereof all Artist Submissions (as defined herein) and furnish to Company the services of Ellen Little ("Artist") in connection with the development and possible production of theatrical motion pictures based upon accepted Artist Submissions ("Picture(s)").

2. TERM:

     a. Term: 3 years (the "Term") commencing on June 20, 2000.

     b. Post-Term Services: If any Picture is in production or is committed to production upon the expiration of the Term, Artist shall continue to render services thereon until completion of such services or Company's abandonment of such Picture, without further payment to Lender except for such sums, if any, which are applicable pursuant to Paragraph 8 hereof. Within ten (10) business days prior to the conclusion of the Term, Company shall deliver written notification to Artist setting forth those of Artist's development projects that Company intends to continue developing beyond the Term, and such projects shall remain the property of Company subject to all of the terms and conditions hereof (other than Artist's entitlements under Paragraph 9 below). Any project not specified as a development project in such notification from Company shall be deemed abandoned hereunder and shall be subject to the turnaround provisions hereof.

3. ARTIST SUBMISSIONS:

     a. Exclusive Artist Submissions: During the Term, Lender and Artist shall submit exclusively to Company all properties or projects which Lender and/or Artist (or any affiliated or related party) owns, controls, originates, has the right to submit, or in which Lender and/or Artist or any affiliated or related party has acquired or has the right to acquire an interest or contemplates acquiring an interest for development or production in any and all media, including without limitation as a theatrical motion picture, television, videogram (including videocassette, CD-Rom and DVD), live stage or Internet-based or other on-line production ("Artist Submission(s)"). Artist's existing properties and projects are specified on Exhibit "A" attached hereto.

     b. Accepted/Rejected Submissions: Within thirty (30) calendar days following the submission to Company of a project in accordance with this Agreement, Company shall advise Lender whether or not Company has elected to approve such Artist Submission for development. If Lender notifies Company that a project is a "Hot Property", the foregoing thirty (30) calendar days shall be reduced to (a) five (5) business days, if the project is a fully developed film or television project which is being submitted for production financing (Lender acknowledges and agrees that no more than twenty percent (20%) of projects submitted for production financing in any twelve month period shall be Hot Properties) and (b) three (3) business days, if the project is being submitted for acquisition of rights or development (e.g., a screenplay for development or option for an underlying work). If Company notifies Lender that it does not desire to accept such Artist Submission for development or does not respond to




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such Artist Submission within the foregoing period, Company will be deemed to have rejected such Artist Submission for development hereunder (i.e., Company shall be deemed to have "passed") and Lender and Artist shall be free to submit and develop such rejected Artist Submission elsewhere subject to the terms hereof. If, during the Term there are any material changes or additions to the elements of a project rejected or deemed rejected by Company hereunder (i.e., a material change in the storyline or a change in the principal actor, director or the producer tied to such project when same was rejected by Company, the material terms of Artist's engagement (if less favorable to Artist), or an increase or decrease in the budget of 10% or more) prior to such project being set up for development, production or otherwise with a third party, Lender shall resubmit such project to Company prior to submission to a third party and Company shall have the right for ten (10) days after receipt of such resubmission to accept the project. If Company fails to notify Lender of its election to accept or reject such resubmission within the prescribed period, then Company shall be deemed to have rejected such resubmitted project and Lender and Artist shall be free to submit and develop such resubmitted project elsewhere subject to the terms hereof (provided that the foregoing changed elements procedure shall apply if any further material changes or additions to the project are made during the Term prior to placement of such project elsewhere). Development or production of any accepted Artist Submission shall proceed upon such terms and conditions as Company shall reasonably approve. Following the acceptance by Company of an Artist Submission, Lender and/or Artist shall assign to Company any and all rights then owned or thereafter acquired by Lender and/or Artist in such accepted Artist Submission by documentation reasonably satisfactory to Company and all rights (including copyrights) in such projects shall be in the name of Company. For the avoidance of doubt, the parties hereto agree that the provisions of Paragraph 3(c) below shall govern the terms under which Lender may set up with a third party any Artist Submission which has utilized the development fund set forth in Paragraph 9(b) below and for which Company has "passed" in accordance with this Paragraph 3(b).

     c. Abandoned Submissions: If Company (i) "passes" on an Artist Submission which has utilized the development fund described in Paragraph 9(b) below, or
(ii) accepts and later abandons an Artist Submission, Lender shall have the right to set such project up with a third party, subject to the "Changed Elements" provision set forth in the turnaround schedule attached hereto as Exhibit "B" ("Turnaround Schedule") and Lender's and Artist's obligations as set forth in Paragraph 5(c) below.

4. SERVICES: With respect to each theatrical motion picture:

     a. Development Services: If Company accepts an Artist Submission, Artist shall render all services during development and pre-production of the applicable Picture as are customarily rendered by producers in the motion picture industry (it being understood and agreed that Artist shall not be required to perform line producer-type day-to-day producing services in connection with the applicable Picture), including, without limitation, supervision of the screenplay materials required by Company. Artist's development services shall be rendered on a non-exclusive basis.

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     b. Producing Services: If Company elects to proceed to production of a
Picture, Artist shall render all services during pre-production, production and post-production of such Picture as are customarily rendered by producers in the motion picture industry (it being understood and agreed that Artist shall not be required to perform line producer-type day-to-day producing services in connection with the applicable Picture). Artist's services shall be rendered on a non-exclusive, first priority basis until delivery of the completed Picture to Company; it being agreed that Artist's services during the period commencing eight (8) weeks prior to commencement of principal photography and continuing through completion of principal photography shall be exclusive except with respect to other projects which have been submitted to Company and approved for development and which Artist is actively developing or producing for Company under this Agreement.

     With respect to all forms of media productions hereunder other than theatrical motion pictures, Artist shall render all services as a producer during development, pre-production and post-production thereof as are customarily rendered by producers in the applicable industry as determined by Artist and Company at the time such production is committed to.

5. ELECTION TO PROCEED/ABANDONMENT:

     a. Election Period: Company shall elect to either proceed to production of or abandon the applicable Picture by written notification to Artist not later than 60 days after the latest of the following ("Election Period): (i) the submission by Lender of the final detailed valid budget for the Picture (inclusive of a production fee to Company in an amount to be determined by Company); (ii) the completion of the final shooting screenplay for the Picture;
(iii) Company's engagement of the principal cast; (iv) the submission by Lender of a detailed production schedule, post-production schedule and cash flow schedule; and (v) the submission by Lender of the results of a location survey (if requested by Company).

     b. Start Date: If Company elects to proceed to production of a Picture, (i) Company shall thereafter set a start date for commencement of principal photography to occur within 12 months, subject to extension or postponement of the start date by reason of location availability, scheduling problems, cast and/or director unavailability, Artist's incapacity and/or the occurrence of an event of force majeure, and (ii) Lender shall be "pay-or-play" for the minimum Fixed Producing Fee specified in Paragraph 8 below (subject to the reduction or elimination of such Fixed Producing Fee in accordance with paragraph 8(b) below, if applicable) upon the earlier to occur of (A) the Company securing the full production financing required for such Picture or (B) the commencement of principal photography of such Picture.

     c. Abandonment: Notwithstanding the foregoing, Company shall have the right to elect to abandon a Picture at any time. If (i) there is no active development (i.e., all writing and reading periods have expired, Company and/or Artist are not actively in the process of identifying an appropriate writer, director or principal cast member or engaging or negotiating to engage a writer, director or cast member, or no budgeting or location surveying is ongoing) for a consecutive four (4) month period at any time following approval of the applicable Artist Submission by Company, then Lender may give Company written notice thereof, and
(ii) Company fails to elect to proceed to production or resume active development within thirty (30) days after Company's actual receipt of such notice, such Picture shall be deemed abandoned. If Company elects to abandon (or


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is deemed to have abandoned) a Picture, Company shall have no further obligation to pay to Lender any compensation other than such amounts of any applicable
Fixed Producing Fee (as defined herein) theretofore deemed "pay or play" hereunder and, subject to the Lender Turnaround Right (as defined herein), Lender and Artist shall have no further rights and Company shall have no further obligation whatsoever to Lender or Artist in connection with the abandoned Picture.

6. TURNAROUND: If, during the Election Period or otherwise, Company elects to abandon (or is deemed to have abandoned) a Picture based upon an accepted Artist Submission in accordance with the terms hereof, then Lender shall have the exclusive right, as set forth in the Turnaround Schedule attached hereto as Exhibit "B" (the "Lender Turnaround Right"), to acquire all of Company's right, title and interest in such Picture.

7. PICTURE SPECIFICATIONS: If Company elects to proceed to production of a Picture, unless otherwise approved by Company, each Picture shall (i) conform to the final approved screenplay for such Picture (subject only to such changes required by exigencies of production and modifications approved by Company);
(ii) have a running time of not less than 90 minutes (exclusive of main and end titles) and not longer than 110 minutes (inclusive of main and end titles);
(iii) receive from the Code and Rating Administration of the Motion Picture Association of America a rating no more restrictive than "R"; (iv) include all necessary TV and airline cover shots; and (v) otherwise comply with Company's customary theatrical exhibition requirements and customary broadcast standards.

8. PICTURE COMPENSATION:

     a. If Company elects to proceed to production of a theatrical motion picture hereunder and provided that neither Lender nor Artist is in material breach of this Agreement, Company shall pay Lender, as full and complete consideration for all of the services of Artist and for all rights granted to Company, a fixed producing fee ("Fixed Producing Fee") and contingent compensation with respect to such Picture in amounts to be mutually negotiated in good faith, taking into consideration (without limitation) the services to be rendered by Artist in connection with such Picture, the production budget and the terms of the financing therefor, provided that in no event shall (i) the Fixed Producing Fee be less than an amount equal to three and one quarter percent (3.25%) of the "all-in" budget for the applicable Picture (excluding from such budget only the Fixed Producing Fee) (with a floor of $150,000 and a ceiling of $500,000), except as provided in Paragraph 8(b) below, or (ii) the contingent compensation be less than ten percent (10%) of Company Gross Receipts (as defined below) in excess of Company Breakeven (as defined below).

     b. The parties acknowledge and agree that any budget for a given Artist project prepared by Company and/or Artist shall include (i) a Fixed Producing Fee in an amount to be determined in accordance with Paragraph 8(a) above, and
(ii) the Allocated Lender Overhead referenced in Paragraph 9(c) below. If such Artist project is to be produced with third-party financing, Artist and Company shall use all reasonable efforts to secure any such third-party financing on the basis of a budget including such Fixed Producing Fee and Allocated Lender Overhead, and Company shall fully support the inclusion of such amounts in the budget. Solely in the event that, notwithstanding all reasonable efforts of Company and Artist, the third-party financier refuses to recognize Lender's


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Fixed Producing Fee and/or the Allocated Lender Overhead in the applicable budget, Company shall have the right to reduce or eliminate such items from the budget; provided, however, that Lender's Fixed Producing Fee shall not be reduced unless any budgeted production fee to Company ("Company Production Fee") is also reduced by the same proportionate amount (e.g., if Lender's Fixed Producing Fee is to be reduced by one-half, then any budgeted Company Production Fee shall also be reduced by one-half), and, provided further, that in the event such reduction or elimination of Lender's Fixed Producing Fee has not been approved by Artist, the following shall apply: (x) Company shall advance to Lender (from Company's own funds, and not out of the applicable budget) the amount ("Lender Advance"), if any, by which $150,000 exceeds the amount (if any) of Lender's Fixed Producing Fee approved by the third-party financier for inclusion in the applicable budget, and (y) the amount ("Lender Deferment") by which Lender's Fixed Producing Fee specified in Artist's original budget for the applicable Picture exceeds the sum of Lender's Fixed Producing Fee approved by the third-party financier plus the Lender Advance (if any) paid by Company to Lender shall be paid to Lender as a deferment prior to Company Breakeven, as provided in Paragraph 8(d) below. The Lender Advance and the amount (if any) of Allocated Lender Overhead eliminated from the budget ("Deferred Lender Overhead") and the amount (if any) of the Company Production Fee eliminated from the budget ("Company Deferment") pursuant to the foregoing shall all be treated as deferred production cost items to be recouped by Company as provided in Paragraph 8(d) below.

     c. For purposes hereof, (i) "Company Gross Receipts" shall mean 100% of all monies or other consideration received by or credited to Company (and any affiliate) from financing, production, distribution and exploitation of the Picture and all rights therein (including any Company Production Fee, but only to the extent such Company Production Fee exceeds Lender's Fixed Producing Fee for the applicable project, and excluding any revenues subject to refund or forfeiture or any returnable advances or returnable deposits until earned), net of any and all third-party entitlements with respect to such Company Gross Receipts, and (ii) "Company Distribution Fee" shall mean a percentage fee in an amount to be negotiated in good faith by Lender and Company at the time the applicable project is committed to production (which shall be consistent with normal industry standards for an artificial breakeven participation for producers of Artist's stature and which shall not be less than 15%), which fee shall apply (A) solely in the event Company self-distributes the Picture theatrically in the United States, and (B) solely with respect to monies received by Company from United States distribution and exploitation of the Picture in any and all media (now known or hereafter devised).

     d. Company Gross Receipts shall be allocated and paid as follows, in the indicated order of priority:

          (i) First, solely with respect to Company Gross Receipts derived from any Picture for which Lender's Fixed Producing Fee (A) has not been reduced or eliminated from the budget, or (B) has been reduced or eliminated from the budget with Artist's approval, Company shall deduct and retain the Company Distribution Fee;

          (ii) Second, Company shall deduct and retain an amount equal to Company's out-of-pocket production and distribution costs (including any unpaid Company liability for production and/or


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               distribution costs) for the applicable Picture (to the extent not reimbursed to Company out of the production budget for the applicable Picture) ("Costs");

         (iii) Third, Company shall deduct and retain an amount equal to interest on Costs computed at prime plus 2%;

          (iv) Fourth, remaining Company Gross Receipts shall be allocated and paid (A) 50% to Lender in payment of the Lender Deferment (if any) for the Picture and the Lender Deferments (if any) for any other Artist projects produced hereunder, to the extent not paid to Lender from Company Gross Receipts derived from any other Artist project produced hereunder, and (B) 50% to Company in reimbursement of any Lender Advance, any Company Deferment and any Deferred Lender Overhead for the Picture, together with any Lender Advances, Company Deferments and any Deferred Lender Overhead for any other Artist projects produced hereunder, to the extent not reimbursed to Company from Company Gross Receipts derived from any other Artist project produced hereunder. Upon the earlier of full payment to Lender of the items specified in
               (A) above or full payment to Company of the items specified in
               (B) above, remaining Company Gross Receipts shall be allocated and paid 100% to Lender or Company (as applicable) until full payment of all of the items specified in (A) and (B) above;

          (v) Fifth, solely with respect to remaining Company Gross Receipts derived from any Picture for which Lender's Fixed Producing Fee has been reduced or eliminated from the budget without Lender's approval, Company shall deduct and retain the Company Distribution Fee;

          (vi) Sixth, Company shall deduct and retain an amount equal to the greater of (A) 20% of Costs plus 20% of the amount of Lender Advances, Company Deferments and Deferred Overhead recouped by Company under Paragraph 8(d)(iv) above, or (B) $250,000; and

         (vii) Seventh, the balance of Company Gross Receipts shall be defined as Company Gross Receipts in excess of "Company Breakeven"; provided, however, that solely for the purposes of computing Company Breakeven hereunder, the sum of the Company Production Fee (if any) and the Company Deferment (if any) for a Picture shall be deemed not to exceed the sum of Lender's Fixed Producing Fee (if any), the Lender Advance (if any) and the Lender Deferment (if any) for such Picture.

     Company shall be entitled to maintain a reasonable reserve from Company Gross Receipts for reasonable anticipated costs payable within one year from the time withheld and such reserve shall be liquidation within 12 months.

     e. For the producing services of Artist on any form of media production hereunder other than a theatrical motion picture, Lender shall be entitled to a



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fixed production fee and contingent compensation which shall be negotiated in good faith in accordance with normal industry standards and parameters.

9. ADVANCE/OFFICE SPACE:

     a. Advance: During the Term and provided that neither Lender nor Artist is in material breach of this Agreement, Company shall pay to Lender a non-refundable "all-in" advance of $100,000 per year (payable in equal installments (not less than monthly) over such year), which advance shall be applicable against the Fixed Producing Fees, the Lender Advances (if any), the Lender Deferments (if any) and Lender's contingent compensation (if any) accrued and payable at any time hereunder.

     b. Development Fund: During the Term, Company shall make available to Lender a discretionary revolving development fund of $100,000 for Lender's use in option/acquisition of literary properties, engagement of writers and other customary development costs as determined by Artist in her sole discretion. The development fund shall be automatically replenished by the amount expended on the applicable project upon the earliest to occur of: (i) reimbursement of the applicable costs (if any) relating to a rejected Artist Submission to Company upon Lender placing such rejected Artist Submission elsewhere for development, production or otherwise, and/or (ii) the earlier to occur of (A) Company's election to proceed to production of a Picture and Company securing the full production financing required for the applicable Picture, or (B) the commencement of principal photography of such Picture, and/or (iii) turnaround reimbursement of the applicable costs to Company. For the avoidance of doubt, any expenditures on a project following Company's approval of such project for development shall be deemed made by Company from its own funds and not by Artist from the development fund.

     c. Allocation of Overhead: Company shall add to the budget and include in the negative cost of each project produced hereunder all overhead costs and charges (including a reasonable allocation of the cost of Company office space provided to Lender hereunder). If there is no next project, then all accumulated overhead shall be charged back to the preceding project(s). If more than one project is produced, then overhead costs shall be equally allocated among all projects. The amount of Lender's overhead allocated to a given project is herein referred to as the "Allocated Lender Overhead." If a project is abandoned by Company and subsequently set up elsewhere, then all of the pro-rata costs of Lender's overhead (equally allocated among all of Lender's projects) shall be allocated to such abandoned project and Company shall be reimbursed for such costs as set forth in the attached Exhibit "B".

     d. Office Space/Staff/Expenses: During the Term, Company shall provide Artist with (i) appropriate office space, office expenses and parking, (ii) two
(2) staff employees (i.e., a senior assistant and a junior assistant, both to be employed by Company), (iii) home office expenses (including home telephone and fax), (iv) car allowance, and (v) reasonable first class travel expenses as required by Artist (including travel expenses for film markets and festivals such as Cannes, Toronto, Sundance, etc.); provided, however, that items (i) through (v) above shall not exceed $150,000 for each year of the Term.

     e. Health Benefits/Pension Plan: Company shall furnish or reimburse Artist for health benefits and pension plan benefits generally available to Company's employees.


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10. CREDIT:

     a. On each Picture produced hereunder for which Lender and Artist substantially perform all of their material services and obligations hereunder, Artist shall be accorded a production credit and producer credit, respectively, each on a separate card on screen and in paid ads issued by Company or under Company's control, the size, placement and nature of which shall be in accordance with Company's customary parameters, subject only to such changes as are mutually negotiated in good faith. The paid ad credits shall be subject to Company's standard exceptions and exclusions, provided that, except for award, congratulatory or nomination ads mentioning only the honoree: (i) Artist's production credit shall be accorded wherever any presentation, "film by" or other production credit is accorded, and (ii) Artist's producer credit shall be accorded wherever any other producer, executive producer or other producer-type credit is accorded. Company may accord other production and/or producer credits on any such Picture (i.e., in addition to Artist's production and producer credits) at Company's sole discretion.

     b. Company's inadvertent failure to accord credit in accordance with the terms of this Agreement shall not be deemed a breach of this Agreement; provided that upon receipt of written notice from Artist specifying a material failure to accord Artist credit properly in accordance with this Agreement, Company shall use reasonable efforts promptly to cure prospectively such material failure with regard to ads and/or positive prints created after the date of such notice and, to the extent possible, versions of any other medium whose masters were not created prior to the receipt of such notice. Company shall use reasonable efforts to cause all third-party distributors and licensees to comply with Artist's credit entitlements hereunder.

11. APPROVALS AND CONTROLS: Company shall have all approvals and controls and the right to initiate action and control access at any time and in any connection with respect to any Picture, including the right to designate the production manager and production auditor. Notwithstanding the foregoing, subject to applicable union and guild requirements, and provided Artist is reasonably available (including by telephone) to so consult, Artist shall have the specified consultation rights set forth below, the exercise of which shall be in conjunction with all other individuals accorded consultation and/or approval rights in connection with the applicable Picture:

     a. Key Production Elements: Artist shall have a right of consultation, with Company's decisions controlling, as to designation of the final draft screenplay, selection of the principal cast, the production budget and the music for the applicable Picture.

     b. Key Creative Personnel and Key Crew: Artist shall have a right of consultation, with Company's decisions controlling, as to selection of the key creative elements (including without limitation the director and cast, composer and music selections) and key crew for the applicable Picture.

     c. Advertising Campaign and Distribution Pattern: Whenever Company itself acts as the theatrical distributor in the United States, or otherwise has such consultation rights vis-a-vis any third-party distributor, Artist shall have a right of consultation, with Company's decisions controlling, as to the initial


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advertising campaign (including without limitation festival screenings) and initial distribution pattern for the theatrical exhibition of the applicable Picture in the United States.

12. E&O/GENERAL LIABILITY INSURANCE: Lender and Artist shall be insured by the errors and omissions and general liability insurance policies for the applicable Picture to the extent that Company obtains and maintains same and subject to the terms, conditions and restrictions of such policies and endorsements thereto. Company shall defend and indemnify Lender and Artist from and against any and all claims, liabilities, damages, costs and expenses (including reasonable attorneys' fees) (collectively, "Claims") arising from or relating to development, production, distribution and/or exploitation of the projects, motion pictures and television programs developed or produced hereunder, excluding Claims covered by Lender and Artist's indemnity obligation under the long-form agreement contemplated to be entered into pursuant to Paragraph 13(h) below.

13. MISCELLANEOUS:

     a. Headings: Paragraph or other headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of any of the terms or provisions hereof.

     b. Remedies: Lender and Artist recognize that in the event of a breach by Company of its obligations under this Agreement, the damage (if any) caused to Lender or Artist thereby would not be irreparable or sufficient to entitle Lender or Artist to injunctive or other equitable relief. Lender and Artist, therefore, agree that their rights and remedies shall be limited to the right, if any, to obtain damages at law and that neither Lender nor Artist shall have the right in such event to terminate or rescind this Agreement or to enjoin or restrain the distribution or exhibition of any picture produced hereunder or any rights derived therefrom or ancillary thereto.

     c. Governing Law: This Agreement shall be construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and fully to be performed therein, independent of the forum in which this Agreement or any part thereof may come up for construction, interpretation or enforcement.

     d. Jurisdiction: All actions, proceedings or litigations brought by any party hereto relating to this Agreement shall be instituted and prosecuted within the Federal and State courts situated within the City and State of New York, and the parties hereby agree and submit to the jurisdiction and venue of such courts for such purposes.

     e. No Partnership: Nothing herein contained shall be construed to create a partnership or joint venture among the parties hereto or to make any of the parties the agent of the other, except as expressly stated herein. None of the parties shall be or become liable or bound by any representation, act, omission or agreement whatsoever of the other which may be contrary to the provisions of this Agreement.

f. Notices: All notices, payments or other writings which either party is required or any desire to send or deliver or serve the other shall be delivered in writing and by hand, or by mail, postage prepaid, or sent via telefax with a confirming copy deposited in the mail, postage prepaid, addressed to Artist in care of Overseas Filmgroup, Inc., 8800 Sunset Boulevard, Los Angeles, CA 90069,


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and to Company at 222 East 44th Street, New York, NY 10017, Attn: Christopher
Cooney. Either party may change its address for the receipt of notices by written notice to the other party given in the manner provided herein. If deposited in the mails, notices shall be deemed received on the earlier of the actual date of receipt or three (3) business days after the date of mailing. If sent by overnight delivery, notices shall be deemed received on the date received. If sent by telefax, notices shall be deemed received on the next business day at the place of receipt. Courtesy copies of all notices to Artist shall be sent simultaneously to Loeb & Loeb LLP, 345 Park Avenue, New York, New York 10154, Attn: Roger M. Arar, Esq., and courtesy copies of all notices to Company shall be sent simultaneously to Frankfurt, Garbus, Klein & Selz, P.C., 488 Madison Avenue, New York, New York 10022, Attn: Michael P. Frankfurt, Esq. or Michael Williams, Esq.

     g. Miscellaneous: This Agreement is complete and embraces the entire understanding of and between the parties, and all prior understandings, either oral or written, in connection with the subject matter herein contained having been merged herein. This Agreement may not be amended or otherwise modified in any respect except by an instrument signed by the party to be charged. This Agreement may not be assigned in whole or in part by Lender or Artist (other than to a loanout company or other entity affiliated with Artist) without Company's prior written approval. Company shall, upon written notice to Lender, have the right to assign any and all rights Company may have in and to one or more of the projects and the rights therein to any person or entity, but Company shall not be released from its obligations hereunder with respect to such project(s) in the event of such assignment, unless such party assumes such obligations in writing and is a "major" motion picture or distribution company (as these terms are commonly understood in the entertainment industry today) or is a television network or any financially responsible party of whom Lender or Artist approves (which approval shall not be unreasonably withheld). Company shall have the right to assign this Agreement, in whole or in part, at any time, to any party which substantially controls Company or which through merger, consolidation or acquisition succeeds to substantially all of the assets of Company and assumes Company's obligations hereunder, in which event Company shall be released from any further liability with respect to its obligations under this Agreement. Company shall also have the right to assign this Agreement in whole or in part, at any time, to any party which is substantially controlled by or is under common control with Company; provided, however, Company shall not be released from its obligations hereunder. Any purported assignment in violation of this paragraph shall be null and void.

     h. Long-Form Agreement: The parties intend to enter into a long-form agreement which shall incorporate the foregoing terms and other terms and conditions standard in the motion picture and television industries (including without limitation, relating to representations, warranties and indemnity, suspension and termination, force majeure, and insurance), which shall be negotiated in good faith within normal industry parameters. Unless and until such long form agreement is executed by the parties, this Agreement shall be fully binding when signed by the parties.

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

14. By signing in the spaces provided below, Lender and Company accept and agree to all of the terms and conditions hereof.

THE LITTLE FILM COMPANY, INC.              OVERSEAS FILMGROUP, INC.
("Lender")                                 "Company


     /s/                                        /s/ William Lischak
By:________________________________        By:________________________________
Its:  President                            Its: CFO and COO

By signing below, Artist acknowledges that Artist has read this Agreement and confirms all grants, representations, warranties and agreements made by Lender and agrees to perform the services provided for therein in accordance with the terms and conditions thereof and, if Artist fails to do so, Artist acknowledges that Company shall have the same rights against Artist as Company has against Lender. Artist shall look solely to Lender for any and all compensation hereunder and, if Artist's employment agreement with Lender becomes ineffective or if Lender ceases to exist, then Artist, at the election of Company, shall be deemed substituted as a direct party hereto in the place and stead of Lender.

/s/ Ellen Litle
_________________________________
Ellen Little      ("Artist")

                                   EXHIBIT "A"

A. ELLEN LITTLE PROJECTS ACCEPTED FOR DEVELOPMENT BY COMPANY UNDER PARAGRAPH 3(b) OF THE AGREEMENT

1.   Cheri - under option

2.   Flush - in negotiation to be under option

3.   Godmother - in negotiation to be under option

4.   Lake Erie - in negotiation

5.   Snow Walker - in negotiation (part of three picture Canadian deal)

B. ELLEN LITTLE PROJECTS THAT IF NOT APPROVED BY COMPANY WITHIN SIXTY (60) DAYS FROM THE DATE OF THE AGREEMENT SHALL BE DEEMED REJECTED UNDER PARAGRAPH 3(b) OF THE AGREEMENT

1.   Emily - in negotiation to be under option

2.   Faking It

3.   Far Road - under option

4.   Frankie

5.   Ginny - in negotiation to be under option

6.   Navvies - under option

7. Too Many Chiefs and Not Enough Indians - in negotiation to be under option (part of three picture Canadian deal)

                                   EXHIBIT "B"

                               TURNAROUND SCHEDULE

This Exhibit "B" is incorporated into that certain Agreement ("First Look Agreement") dated as of June 20, 2000 between Overseas Filmgroup, Inc. ("Company") and The Little Film Company, Inc. ("Producer") pertaining to one or more possible theatrical and television motion pictures (the "Pictures").

1. If Company elects to abandon the Picture, then Producer shall have the exclusive right for eighteen (18) months from the date of abandonment (the "Turnaround Period") to place the Picture elsewhere and acquire all of Company's right, title and interest in and to the Picture, subject to all existing agreements, obligations, liabilities, and commitments pertaining thereto, by reimbursing Company as provided below and complying with all other terms and conditions herein.

2. If during the Turnaround Period the Picture is placed elsewhere by Producer for development, production, or otherwise, then contemporaneously therewith Company shall be reimbursed for all development costs, advances, payments and the applicable Allocated Lender Overhead (as defined in the First Look Agreement) (collectively referenced herein as "Costs") in connection with the Picture. Upon commencement of principal photography of such Picture, Company shall be paid an amount equal to the accrued interest on such Costs from the time an item of Cost was paid, incurred or charged, at an annual rate equal to one hundred twenty-five percent (125%) of the U.S. prime rate of the Bank of America (the "Accrued Interest Rate"), as such rate may vary from time to time, until the date such Cost is reimbursed to Company hereunder. In addition, Company shall be paid contingent consideration (under a written agreement in a form and substance reasonably satisfactory to Company) in an amount equal to 5% of 100% of the net profits of the Picture. "Net Profits" shall be defined, calculated, and paid in accordance with the net profit definition negotiated by Producer and the third party financier and/or distributor of the Picture, except that no "overbudget addback" or cross-collateralization provision applicable to the Picture or allocation to or recoupment of Producer's overhead shall apply as to Company. In the absence of any such definition of "net profits", then such definition shall be subject to good faith negotiation between Company and the third-party financier and/or distributor of the Picture. Producer shall also furnish to Company an indemnity and assumption agreement (in a form and substance reasonably satisfactory to Company) signed by a financially responsible party (as Company so reasonably determines), covering all agreements, obligations, liabilities, and commitments in connection with the Picture. Upon satisfaction of all the foregoing terms and conditions, Company shall quitclaim its right, title, and interest in the Picture to Producer (or its designee).

3. During the Turnaround Period, Producer shall notify Company of any changed, additional, or new elements pertaining to the Picture (e.g., a change of any principal cast member or director, a material change in the screenplay or a storyline, a change of 10% or more in the budget or a material change in the financial terms of the deal less favorable to Producer than those contained in the First Look Agreement or than those last presented to Company ) (collectively referenced as "Changed Elements"). Company shall have ten (10) business days within which to accept such Changed Elements and thereby terminate the Turnaround Period and resume active development of the Picture. Company shall not be required to accept any such Changed Elements which cannot be as easily met by one person as another. If Company accepts such Changed Elements and resumes active development of the Picture, then Producer shall resume rendering services under the terms and conditions contained in the First Look Agreement. Producer shall not be required to serve notice on Company of any Changed Element after the Company has quitclaimed all of its rights, title and interest in the Picture.

4. If at any time (whether before, during or after the Turnaround Period), Company or Producer fails to extend or exercise an option, if any, to any underlying property upon which the Picture is to be based, then (i) Producer's rights hereunder shall terminate upon the earlier of the expiration of such option or of the Turnaround Period; and (ii) any rights which Producer may thereafter acquire in such underlying property, whether directly or indirectly, shall be deemed held in trust by Producer for Company's benefit until Company is fully reimbursed, as herein provided.

5. If the Picture is not placed elsewhere and/or if Producer has not complied with the terms and conditions set forth above (including, without limitation, complete reimbursement to Company for Costs) by the expiration of the Turnaround Period, then Producer's rights hereunder respecting the Picture shall terminate and Company's ownership of the Picture and all underlying properties and rights encompassed therein shall be absolute as between Company and Producer. Company, upon expiration of the Turnaround Period, may use, dispose, and otherwise exploit such underlying properties, rights, and the Picture as Company determines in its sole discretion, without any further obligation to Producer respecting the Picture.

6. During the Turnaround Period, there shall be a first and prior lien on the Picture in favor of Company until Company is fully reimbursed for costs and interests thereon as specified herein.